MOYE, GILES, O'KEEFE, VERMEIRE, GORRELL
                                   29th Floor
                        1225 Seventeenth Street
                             Denver, Colorado 80202
                            Telephone: (303) 292-2900


                               June 9, 1993



INVESCO Income Funds, Inc.
P.O. Box 2040
Denver, Colorado   80201

Gentlemen:

      This is in response to your request for our opinion as to the legality of the registration of an indefinite number of shares of capital stock ($0.01 per value per share) of INVESCO Income Funds, Inc., being registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1993, as amended (Form N-1A). This share registration is being requested pursuant to the provisions of Rule 24f-2 under Section 24(f) of the Investment Company Act of 1940.

      We have examined the articles of incorporation of INVESCO Income Funds, Inc. As filed for record with the State Department of Assessments and Taxation of the State of Maryland on April 2, 1993; the bylaws; the minute books setting forth, among other things, the actions taken by the board of directors authorizingt the issuance and sale of the corporation's capital stock and related acts and procedures; the registration statement including all exhibits thereto; and have made such other examination as deemed necessary in the premises.

      Based upon our examination, we are of the opinion that INVESCO Income Funds, Inc. Is a corporation duly organized and existing under and by virtue of the laws of the State of Maryland, with full power to issue its shares of capital stock. Said shares, up to the maximum amount hereinafter indicated, when issued and sold in the manner and on the terms set forth in the registration statement, will be legally and validly issued, fully paid and non-assessable shares of the corporation and of the par value of $0.01 per share. The maximum number of shares which has been authorized by the Corporation, and thus the maximum number which may legally and validly be issued, is six hundred million shares of such capital stock.



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INVESCO Income Funds, Inc.
June 9, 1993
Page 2


      We hereby consent to the use of this opinion in the registration statement and further consent to the reference to our name therein.

                              Very truly yours,


                              MOYE, GILES, O'KEEFE,
                               VERMEIRE & GORRELL

                              By:   Edward F. O'Keefe, P.C.


                              By:/s/Edward F. O'Keefe
                              -----------------------------
                                     Edward F. O'Keefe, President
EFO/ljc